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                                                                     Exhibit 3.6

                        MANAGEMENT INFORMATION CIRCULAR

VOTING INFORMATION

Solicitation of Proxies

This Management Information Circular ("Circular") is furnished in connection with the solicitation by the management of Brascan Corporation ("Brascan" or the "Corporation") of proxies to be used at the Annual Meeting of Shareholders of the Corporation (the "meeting") referred to in the accompanying Notice of Meeting (the "Notice") to be held at the time and place and for the purposes set forth in such Notice. The solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone by regular employees of the Corporation at nominal cost. The cost of solicitation will be borne by the Corporation. The information contained herein is given as at February 28, 2002, unless otherwise indicated.

Appointment of Proxies

The persons named in the enclosed form of proxy are management representatives and are directors and/or officers of the Corporation. Each shareholder has the right to appoint a person other than the persons named in the enclosed form of proxy, who need not be a shareholder of the Corporation, to represent such shareholder at the meeting or any adjournment thereof. Such right may be exercised by inserting such person's name in the blank space provided in the form of proxy. The completed form of proxy must be deposited with the Secretary of the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9, not later than the close of business on Wednesday, April 24, 2002 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting.

Non-Registered Holders

Only registered holders of Class A Limited Voting Shares and Class B Limited Voting Shares of the Corporation, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting. However, in many cases, Class A Limited Voting Shares of the Corporation beneficially owned by a holder (a "Non-Registered Holder") are registered either:

i) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

In accordance with the requirements of National Policy Statement No. 41 of the Canadian Securities Administrators, the Corporation has distributed copies of the accompanying Notice, this Circular, the enclosed form of proxy and the Corporation's 2001 annual report (which includes management's discussion and analysis and consolidated financial statements for the fiscal year ended December 31, 2001) (collectively, the "meeting materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward meeting materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the meeting materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive meeting materials will either:
                                                       ------

i) be given a proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. This form of proxy need not be signed by the
                                                         ---
     Non-Registered Holder. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deposit it with the Secretary of the Corporation c/o CIBC Mellon Trust Company, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9, as described above; or

ii) more typically, be given a voting instruction form which must be completed and signed by the Non-Registered Holder in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone).

The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Should a Non-Registered Holder who receives either a proxy or a voting instruction form wish to attend and vote at the meeting in person (or
               ---------

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have another person attend and vote on behalf of the Non-Registered Holder), the
Non-Registered Holder should strike out the names of the persons named in the proxy and insert the Non-Registered Holder's (or such other person's) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions on the form. Please note that the voting instruction form should not be brought to the meeting.

In either case, Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies.

Revocation

A shareholder who has given a proxy has the power to revoke it as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy and may do so: (1) by delivering another properly executed form of proxy bearing a later date and depositing it as aforesaid; (2) by depositing an instrument in writing revoking the proxy executed by the shareholder or by the shareholder's attorney authorized in writing (i) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the Chairman of the meeting, prior to its commencement, on the day of the meeting or any adjournment thereof; or
(3) in any other manner permitted by law.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the meeting.

Voting of Shares Represented By Management Proxies

The management representatives designated in the enclosed form of proxy will vote or withhold from voting the shares in respect of which they are appointed proxy on any ballot that may be called for in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, such shares will be voted by the management representatives for the election of directors and for the appointment of auditors, as indicated under those headings in this Circular.

The enclosed form of proxy confers discretionary authority upon the management representatives designated therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the meeting. At the date of this Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the meeting.

Voting Shares

As at February 28, 2002, the Corporation had outstanding 168,647,595 Class A Limited Voting Shares and 85,120 Class B Limited Voting Shares. Each registered holder of Class A and Class B Limited Voting Shares of record at the close of business on Friday, March 15, 2002, the record date (the "Record Date") established for the purposes of determining shareholders entitled to receive notice of and to vote at the meeting, will, except as provided below, be entitled to one vote for each Class A or Class B Limited Voting Share held on all matters to come before the meeting or any adjournment thereof either in person, or by proxy. In the event that a holder of Class A or Class B Limited Voting Shares has transferred any such shares after the Record Date and the transferee of such shares establishes proper ownership thereof and makes a written demand, not later than 10 days before the meeting, to be included in the list of shareholders entitled to vote at the meeting, the transferee will be entitled to vote such shares at the meeting. For a description of the procedures to be followed by Non-Registered Holders to direct the voting of shares beneficially owned, see "Non-Registered Holders" above.

As a result of the amalgamation of The Edper Group Limited ("Edper") and Brascan Limited ("Brascan") on August 1, 1997 to form the Corporation, subsidiaries of the Corporation hold 111,846,461 Class A Limited Voting Shares of the Corporation. Pending cancellation of these shares, they will not be voted at shareholder meetings and, accordingly, have not been included in the number of outstanding Class A Limited Voting Shares as set out above.

As set out below under "Election of Directors", holders of Class A Limited Voting Shares will be entitled, as a class, to elect one-half of the board of directors of the Corporation, and holders of Class B Limited Voting Shares will be entitled, as a class, to elect the other one-half of the board of directors. As set out below under "Appointment of Auditors", the appointment of auditors must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares and holders of Class B Limited Voting Shares who vote in respect of the Resolution.

Principal Holders of Voting Shares

To the knowledge of the directors and officers of the Corporation, the only person or corporation which beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the votes attached to any class of outstanding voting securities of the Corporation is EdperPartners Limited ("EdperPartners") and its shareholders, who collectively own, directly or indirectly, exercise control or direction over, or have options and warrants to acquire, approximately 27.1 million Class A Limited Voting Shares, representing approximately 15% of the outstanding Class A Limited Voting Shares of the Corporation on a fully diluted basis, and 85,120 Class B Limited Voting Shares, representing all of the Class B Limited Voting Shares of the Corporation. These shareholdings include the pro rata ownership of Class A Limited Voting Shares held through BNN Investments Ltd. (formerly "Canadian Express Ltd.") as further described below.

EdperPartners' operations are governed by a shareholders' agreement to which each shareholder is a party. Shareholders of EdperPartners have input on major decisions and an equal vote, irrespective of their shareholdings, in the appointment of the officers of EdperPartners. In addition, shareholders holding two-thirds of the shares of EdperPartners can at any time require a shareholder of EdperPartners to sell his or her shares based on the stock market price of the Corporation's Class A Limited Voting Shares at the time. The shareholders' agreement also provides that: (i) unless otherwise approved by holders of at least two-thirds of the common shares, any sale of an interest in EdperPartners will only be made to other shareholders; (ii) any changes to the company's by-laws, dividend policy, principal investments, the issue or redemption of shares or admission of other individuals as shareholders require the approval of shareholders holding at least two-thirds of EdperPartners' common shares; and
(iii) EdperPartners will offer to purchase 10% of EdperPartners' outstanding shares annually based on the stock market price of the Corporation's Class A Limited Voting Shares, subject to its financial capability at the time.

EdperPartners is a party to a Trust Agreement with Montreal Trust Company of Canada (as trustee for the holders of Brascan's Class A Limited Voting Shares) dated August 1, 1997. The Trust Agreement provides, among other things, that EdperPartners has agreed not to sell any Class B Limited Voting Shares, directly or indirectly, pursuant to a takeover bid, unless a concurrent bid is made to all holders of Class A Limited Voting Shares. The concurrent offer must be: (i) for the same percentage of Class A Limited Voting Shares as the percentage of Class B Limited Voting Shares offered to be purchased from EdperPartners; and
(ii) the same in all material respects as the offer for the Class B Limited Voting Shares. Among other things, the Trust Agreement permits: (i) a sale by EdperPartners of Class B Limited Voting Shares at a price per share less than 115% of the market price of Class A Limited Voting Shares and as part of a transaction involving not more than five persons in the aggregate; and (ii) a direct or indirect sale of shares of EdperPartners to a purchaser who is or will become a shareholder of EdperPartners and will not hold more than 20% of EdperPartners' outstanding shares as a result of the transaction.

As at February 28, 2002, there were 37 shareholders of EdperPartners, none of whom hold more than a 15% effective equity interest in EdperPartners. These shareholders are: G. Arnell, D. Arthur, J. Blidner, T. Casgrain, R. Clark, I. Cockwell, J. Cockwell, J. Delmar, S. Douglas, R. Dunford, B. Flatt, D. Gammiero,
H. Goldgut, P. Gordon, L. Hamilton, R. Harding, B. Kenning, D. Kerr, T. Kerr, E. Kress, A. Lambert, B. Lawson, R. Legault, F. Lochan, T. Lyons, M. Marinho, G. Myhal, A. Norris, D. Pannell, S. Pollock, T. Price, A. Regent, B. Robertson, M. Shady, P. Sodre', J. Tremayne and J. Zuccotti.

Shareholders of EdperPartners, in addition to receiving dividends from their investment in EdperPartners, participate in an investment fund (the "Fund") that was formed and financed by EdperPartners in 2001 to invest in securities other than those issued by Brascan and its affiliates. The Fund distributed $2 million of investment income, its first such distribution, to participants in January 2002, with no individual participant receiving more than $155,000. Jack L. Cockwell, J. Bruce Flatt, Lynda C. Hamilton, Robert J. Harding, David W. Kerr and Allen T. Lambert, who are directors of the Corporation and shareholders of EdperPartners, collectively received a total of $630,000 of distributions from the Fund.

Bruce Flatt, President and Chief Executive Officer of Brascan, together with 13 other shareholders of EdperPartners, owns common shares of BNN Investments Ltd., a TSE listed public company which owns 9.6 million Class A Limited Voting Shares of the Corporation. The Corporation owns $85 million of senior preferred shares of BNN Investments Ltd., which were acquired in 1987 pursuant to a business combination.

ELECTION OF DIRECTORS

The board of directors of the Corporation consists of 18 members, all of whom will be elected at this meeting. The articles of the Corporation provide that holders of Class A Limited Voting Shares are entitled, as a class, to elect one-half of the board of directors of the Corporation, and that holders of Class B Limited Voting Shares are entitled, as a class, to elect the other one-half of the board of directors.

The articles of the Corporation also provide that each shareholder of a class or series of shares of the Corporation entitled to vote in the election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the shareholder and the holders of shares of the classes or series of shares entitled to vote with the shareholder in the election of directors. The shareholder may cast all such votes in favour of one candidate or distribute such votes among the candidates in any manner the shareholder sees fit. Where the shareholder has voted for more than one candidate without specifying the distribution of the shareholder's votes among such candidates, the shareholder will be deemed to have distributed the shareholder's votes equally among the candidates for whom the shareholder voted.

On any ballot that may be called for in the election of directors, the management representatives designated in the enclosed form of proxy to be completed by holders of Class A Limited Voting Shares intend to cast the votes to which the Class A Limited Voting Shares represented by such proxy are entitled equally among the proposed nominees for election by the holders of Class A Limited Voting Shares as set forth below, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors. In addition, on any ballot that may be called for in the election of directors, the management representatives designated in the form of proxy to be completed by the holders of Class B Limited Voting Shares intend to cast the votes to which the Class B Limited Voting Shares represented by such proxy are entitled equally among the proposed nominees for election by the holders of Class B Limited Voting Shares as set forth below, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors.

If a shareholder wishes to distribute the shareholder's votes other than equally among the nominees for whom the shareholder has directed the management representatives designated in the enclosed form of proxy to vote, then the shareholder must do so personally at the meeting or by another proper form of proxy. Management has received consents from the proposed nominees to serve as directors, but if, for any reason, prior to the meeting any of the proposed nominees is unable to serve as a director, the management representatives designated in the enclosed form of proxy, unless directed to withhold from voting in the election of directors, reserve the right to vote for other nominees at their discretion.

Nominees for Directors

The following tables set out the names of the persons proposed to be nominated for election as directors by the holders of Class A Limited Voting Shares and by the holders of Class B Limited Voting Shares, each to hold office until the next annual meeting or until a successor is elected or appointed, along with all major positions and offices currently held in the Corporation or any of its significant associated companies held by each person, the principal occupation or employment of each person, the year in which each person was first elected a director of the Corporation, and the approximate number of shares of each class of shares of the Corporation that each person has advised the Corporation are beneficially owned, directly or indirectly, or subject to control or direction by that person as at February 28, 2002.

All of the persons named in the following table, other than Dr. Jack M. Mintz, were elected members of the board of directors at the last annual meeting. Dr. Mintz is currently President and Chief Executive Officer of the C.D. Howe Institute, a position he was appointed to in September 1999. Dr. Mintz is also Professor of Taxation at the Joseph L. Rotman School of Management at the University of Toronto, a position he was appointed to in 1989.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            Class A
Name, Municipality of Residence                                       Year Became         Class A   Class A Share    Deferred Share
Office, Principal Occupation & Positions Held                         Director (a)    Shares Held    Options Held        Units Held
-----------------------------------------------------------------------------------------------------------------------------------
Nominees for Election by Holders of Class A Limited Voting Shares:

The Lord Black of Crossharbour, P.C. (C), O.C., London, England
Chairman and Chief Executive Officer, Hollinger Inc., a publishing            1986          1,500          12,500             1,197
company

James J. Blanchard, Michigan and Washington, D.C., U.S.A.
Partner of Verner, Liipfert, Bernhard, McPherson & Hand, a law firm           1996          2,000          12,500               792

John P. Curtin, Jr., New York, U. S. A.
Managing Director, Goldman, Sachs & Co., an investment banking company        2000          1,000          10,000             1,298

Julia E. Foster, Toronto, Canada
Chair, Ontario Arts Council, an arts funding organization                     1996          1,500          12,500                --

Philip B. Lind, O.C., Toronto, Canada
Vice-Chairman, Rogers Communications Inc., a diversified                      1994          1,000          12,500             1,784
communications company

The Honourable Roy MacLaren, P.C., Toronto, Canada
Corporate director                                                            2001             --           5,000               742

Dr. Jack M. Mintz, Toronto, Canada
President and Chief Executive Officer, C.D. Howe Institute, a public          2002             --           5,000                --
policy institute

Saul Shulman, Q.C., Toronto, Canada
Senior Partner, Goodman and Carr, LLP, a law firm                             1997          1,000          12,500                --

George S. Taylor, St. Marys, Canada
Corporate director                                                            1994         54,560          12,500             1,452
----------------------------------------------------------------------------------------------------------------------------------

Note:

(a) Indicates year first elected as a director of the Corporation or its predecessors.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             Class A
                                                         Year                                                               Deferred
Name, Municipality of Residence                         Became        Class A       Class A Share     Class A Share            Share
Office, Principal Occupation & Positions Held       Director (a)  Shares Held       Options Held      Warrants Held(b)    Units Held
------------------------------------------------------------------------------------------------------------------------------------
Nominees for Election by Holders of Class B Limited
Voting Shares:

Dr. Roberto P. Cezar de Andrade,
Rio de Janeiro, Brazil
Chairman and director of Brascan
Brazil Ltd., a subsidiary of the corporation                1981           --              15,000                   --            --

Jack L. Cockwell, Toronto, Canada
Co-Chairman of the Corporation/(e)/                         1970    4,493,403/(c)/        340,000              298,400        33,563

The Honourable J. Trevor Eyton, O.C.,
Toronto, Canada
Member of the Senate of Canada/(f)/                         1970       95,500                  --                   --            --

J. Bruce Flatt, Toronto, Canada
President and Chief Executive
Officer of the Corporation/(g)/                             2001    2,997,685/(c,d)/      365,000              307,188         8,700

James K. Gray, O.C., Calgary, Canada
Corporate director                                          1997        4,000              12,500                   --         1,197

Lynda C. Hamilton, Toronto, Canada
President and Chief Executive Officer,
Edper Investments Limited, an investment company            1997      246,072/(c)/         12,500                   --            --

Robert J. Harding, FCA, Toronto, Canada
Chairman of the Corporation/(h)/                            1992      627,491/(c)/        305,000               99,900        33,563

David W. Kerr, Toronto, Canada
Chairman, Chief Executive Officer and
director of Noranda Inc./(i)/                               1978    1,696,325/(c)/             --                   --            --

Allen T. Lambert, O.C., Toronto, Canada
Group Chairman, Brascan Financial Services;
and director of Trilon Financial Corporation                1987      145,293/(c)/         12,500                   --            --
------------------------------------------------------------------------------------------------------------------------------------

Notes:

(a) Indicates year first elected as a director of the Corporation or its predecessors.

(b) Class A share warrants purchased for value by executives during 1998 and expiring in 2008.

(c) Includes Class A Limited Voting Shares held directly and indirectly through EdperPartners. See "Principal Holders of Voting Shares".

(d) Includes Class A Limited Voting Shares held directly and indirectly through BNN Investments Ltd. See "Principal Holders of Voting Shares".

(e) Mr. Cockwell was President and Chief Executive Officer of the Corporation until February 14, 2002. He is also Chairman and Chief Executive Officer of EdperPartners and a director of the following affiliates of the
     Corporation: Brookfield Properties Corporation, the Corporation's real estate operating subsidiary; Trilon Financial Corporation, the Corporation's financial operating subsidiary; Noranda Inc. and Falconbridge Limited, which are both mining and metals companies; and Nexfor Inc., a building products and specialty paper company.

(f)  Mr. Eyton is a director of Noranda Inc.

(g) Mr. Flatt is also a Vice-Chairman and director of Brookfield Properties Corporation; and is a director of BPO Properties Limited (a subsidiary of Brookfield Properties Corporation) and Noranda Inc. Mr. Flatt is a director-elect of Trilon Financial Corporation and Nexfor Inc.

(h) Mr. Harding is also a director and Chairman of BPO Properties Ltd.; a director and Deputy Chairman of Falconbridge Limited and Noranda Inc.; and a director of Nexfor Inc.

(i)  Mr. Kerr is also a director of Falconbridge Limited and Nexfor Inc.


Compensation of Directors

Directors of the Corporation who are not officers of the Corporation or its affiliates (the "outside directors") are entitled to receive an annual retainer of $22,500 and an attendance fee of $1,200 in respect of each meeting of the board of directors which they attend in person or $500 if attending by telephone (other than any meeting held immediately following an annual meeting of shareholders). Outside directors who are chairmen of board committees receive an annual retainer of $4,000. Outside directors who are members of board committees receive an attendance fee of $1,000 for each committee meeting attended in person or $500 if the committee meeting occurs on the same day as a board meeting or if attending by telephone. Directors may elect to receive all or a portion of their compensation in deferred share units (See "Executive Compensation - Long-term Investments"). At the discretion of the Board, outside directors may also from time to time be granted options to acquire Class A Limited Voting Shares of the Corporation. Directors are also reimbursed for travel and other out-of pocket expenses incurred in attending board or committee meetings.

In 2001, 12 directors of the Corporation received total cash compensation of $149,950 and 6,845 deferred share units and one director received consulting fees of $23,268. In 2001, no options were issued to directors. In February 2002, 60,000 options to acquire Class A Limited Voting Shares of the Corporation were issued to 12 non-management directors.

EXECUTIVE COMPENSATION

The following information is provided pursuant to the executive compensation disclosure requirements contained in the Regulations to the Securities Act (Ontario).

Report on Executive Compensation

As of the year ended December 31, 2001, the Management Resources and Compensation Committee of the board of directors (the "Committee") was comprised of C. Black, J. Curtin, P. Lind, S. Shulman (Chairman) and G. Taylor. The Committee meets as required, and at least annually, to monitor and review management compensation policies, management succession planning and to review the overall composition and quality of the Corporation's management resources. The Committee met twice during 2001.

The Committee has a specific written mandate to review and approve executive compensation. This includes an annual evaluation of the performance of at least the five highest paid executive officers including the Corporation's Chief Executive Officer (the "Named Executive Officers") and a review of a report on the performance of the other executive officers. The Committee makes recommendations to the board of directors with respect to the compensation of the executive officers, and the board gives final approval on compensations matters.

Executive compensation is determined based on the relative roles and responsibilities of the executive as compared to other executives in the Corporation and in the Canadian marketplace, as well as on the performance of the executive management team collectively in meeting the Corporation's goal of enhancing shareholder value. A specific objective of the Corporation is to attract and retain highly qualified and motivated individuals and to encourage a strong team approach. Accordingly, compensation levels are monitored to ensure they are competitive within the relevant marketplace and meet the Corporation's objectives.

The compensation arrangements of the Corporation are focussed on rewarding performance and are comprised of three key components: base salary, short-term incentives and long-term share ownership. The Corporation emphasizes improving long-term shareholder value, represented by the growth in the value of the Corporation's Class A Limited Voting Common Shares, as the principal measure of success of the Corporation.

Accordingly, the Corporation's compensation policies are designed to provide an overall competitive compensation package with a high proportion weighted to long-term share ownership in order to provide executives with opportunities to increase their ownership of the Corporation's Class A Limited Voting Shares. This is achieved by maintaining base salaries and cash bonus awards for the most senior executives below the median level of total cash compensation in return for enhanced opportunities to participate in the growth in value of the Corporation's Class A Limited Voting Shares. This results in stock purchases, deferred share units and share options being allocated at a level higher than the median level for similar companies. These plans are more fully described in the Long-Term Share Ownership section of this report.

Base Salaries

Base salaries for the Corporation's executives are reviewed annually to ensure that they reflect the relative contribution of each executive within the team. The Corporation believes that base salaries for the most senior executives should be set below the median level for comparable companies within the relevant industry, in return for the opportunity for the executive to participate at a higher level in the long-term share ownership plans such as share options and deferred share unit allocations. In order to foster a team-based approach, which the Corporation believes is fundamental to meeting its long-term objectives, the difference between the base salaries of the CEO and the other senior executives in each of its operations is significantly less than in other corporations.

Short-Term Incentives

The Corporation's short-term incentive plan is comprised of a cash bonus award. Cash bonus awards are determined based primarily on the senior executive team's collective performance in meeting the Corporation's overall business plan objectives. Similar to the Corporation's philosophy towards Base Salaries, the difference between the cash bonus awards for the CEO and other senior executives is relatively small. The performance of the Corporation is measured by the achievement of financial and other objectives. The performance of the individual executive is also taken into account on a subjective basis. In order to further align management objectives with those of the shareholder, executives may elect to receive all or a portion of their annual bonus awards in deferred share units of the Corporation, as described below under Long-Term Share Ownership.

Long-Term Share Ownership

Long-term share ownership plans are intended to reward management based on increases in the value of the Corporation's Class A Limited Voting Shares. The purpose of these arrangements is to achieve a commonality of interest between shareholders and management and to motivate executives to improve the Corporation's long-term financial success, measured in terms of enhanced shareholder wealth over the long term.

The Corporation's long-term share ownership plans consist of three components:

a) A Management Share Purchase Plan ("MSPP") under which key executives of the Corporation and its subsidiaries may apply for a loan from the Corporation in order to purchase Class A Limited Voting Shares of the Corporation. Loans bear interest in an amount equal to the cash dividends paid on the shares, are repayable within a period of five years and can be extended at the discretion of the board for a further five years. Shares purchased under the MSPP vest as to 20% each year on a cumulative basis over the five-year period.

b) A Management Share Option Plan ("MSOP") under which the Corporation grants options to executives to purchase Class A Limited Voting Shares at a fixed price, being the closing price of the Shares on The Toronto Stock Exchange on the last trading day preceding the date of the grant. The number of options granted is determined based on a multiple of the executive's base salary. The options vest as to 20% at the end of each year on a cumulative basis and are exercisable over a ten-year period.

c) A Management Deferred Share Unit Plan ("MDSUP") under which senior officers may, at their option, receive all or a portion of their annual bonus awards in the form of deferred share units ("Units"). The annual bonus awards are converted to Units based on the closing price of the shares on The Toronto Stock Exchange on the last trading day preceding the date of the award. The portion of the annual bonus award elected to be received in Units by the executive may, at the discretion of the board, be increased by a factor of up to two times for purposes of calculating the number of Units to be allocated under the MDSUP. An executive who holds Units will receive additional Units as dividends are paid on the Class A Limited Voting Shares of the Corporation, on the same basis as if the dividends were reinvested pursuant to the Corporation's dividend reinvestment plan. The Units vest over a five year period and participants are only allowed to redeem the Units upon cessation of employment through retirement, resignation, termination or death, after which time the Units terminate unless redeemed by the last day of the first calendar year that commences after retirement, resignation, termination or death. The cash value of the Units when redeemed will be equivalent to the market value of an equivalent number of Class A Limited Voting Shares of the Corporation at the time of cessation of employment with the Corporation.

Chief Executive Officer

In line with the Corporation's compensation policies set out above, Mr. Cockwell's base salary was $350,000 in 2001, an 8% increase above the $325,000 he received in each of 2000 and 1999. Based on the Corporation's compensation policies and his responsibilities, efforts, effectiveness and achievement of corporate goals, the Committee approved a Short-Term Incentive Award to Mr. Cockwell in February 2002 which he elected to take in the form of 8,700 Units under the Corporation's MDSUP. The Committee also approved the granting of 55,000 options to Mr. Cockwell under the Corporation's MSOP.

Retirement Security

The Corporation participates in a registered pension plan and has approved arrangements for the payment of post-retirement supplementary compensation to designated executives, details of which are described under "Pension Benefits" in the Circular.

         On behalf of the Committee,




S. Shulman - Chairman   C.M. Black     J.P. Curtin    P.B. Lind    G.S. Taylor

Summary Compensation of Named Executive Officers

The table that follows sets out the compensation paid to the Corporation's Chief Executive Officer and the other Named Executive Officers during the years ended December 31, 2001, 2000 and 1999:

------------------------------------------------------------------------------------------------------------------------------------
                                                         Annual Compensation             Long-term Compensation Awards
                                         -------------------------------------------------------------------------------------------
                                                                                                                Deferred Share Units
                                                                           Other Annual   Securities Under        Issued in Lieu of
Name and                                    Salary Paid      Bonus/(d)/    Compensation    Options Granted/(a)/      Bonuses/(a)/
Principal Position                 Year          ($)             ($)           ($)               (#)                     (#)
------------------------------------------------------------------------------------------------------------------------------------
J. Bruce Flatt                     2001        325,000         125,000            --              55,000                8,700
President and                      2000        300,000         125,000            --             305,000/(f)/          10,000/(e)/
Chief Executive Officer/(b)/       1999        275,000         110,000            --              90,000/(e)/          15,602/(e)/
------------------------------------------------------------------------------------------------------------------------------------
Jack L. Cockwell,                  2001        350,000         125,000            --              55,000                8,700
Co-Chairman                        2000        325,000         125,000            --              70,000               11,400
                                   1999        325,000         110,000            --              75,000               12,200
------------------------------------------------------------------------------------------------------------------------------------
Robert J. Harding,                 2001        325,000         125,000            --              50,000                8,700
Chairman                           2000        310,000         125,000            --              60,000               11,400
                                   1990        300,000         110,000            --              70,000               12,200
------------------------------------------------------------------------------------------------------------------------------------
Brian D. Lawson                    2001        275,000         125,000            --             100,000/(g)/          15,674/(g)/
Executive Vice-President           2000        260,000         120,000            --             100,000/(g)/          18,461/(g)/
and Chief Financial Officer/(c)/   1999        250,000         100,000            --             120,000/(g)/          23,809/(g)/
------------------------------------------------------------------------------------------------------------------------------------
Edward C. Kress,                   2001        290,000          80,000            --              25,000                4,200
Executive Vice-President           2000        285,000          80,000            --              30,000                5,400
                                   1999        275,000          75,000            --              35,000                6,250
------------------------------------------------------------------------------------------------------------------------------------

Notes:

(a) The option and deferred share unit awards shown as awards for 2001 were granted on February 13, 2002. The options are exercisable at a price of $28.72 per share.

(b) Mr. Flatt was appointed President and Chief Executive Officer of the Corporation on February 13, 2002. Salary, bonus and option amounts reflect amounts awarded to Mr. Flatt in his previous capacity as President and Chief Executive Officer of Brookfield Properties Corporation.

(c) Mr. Lawson was appointed Executive Vice-President and Chief Financial Officer of the Corporation on February 13, 2002. Salary, bonus and option amounts reflect amounts awarded to Mr. Lawson in his previous capacity as Managing Partner, Corporate Finance of Trilon Financial Corporation.

(d) These executives have elected to receive all or part of their bonus awards in Deferred Share Units instead of receiving cash.

(e) Represents options and deferred share units of Brookfield Properties Corporation.

(f) Represents 250,000 options of the Corporation and 55,000 options of Brookfield Properties Corporation.

(g)  Represents options and deferred share units of Trilon Financial
     Corporation.

There are no stock appreciation rights, restricted shares, restricted share units or payouts under the long-term incentive plan, other than participation in the Corporation's MSPP, MSOP and MDSUP.

Share Options

Options are granted each year at the discretion of the Corporation's board to officers of the Corporation to purchase Class A Limited Voting Shares of the Corporation under the terms of the Corporation's MSOP.

The following table shows the options to purchase Class A Limited Voting Shares granted during 2001 to Named Executive Officers, all of which were granted on February 9, 2001:

Option Grants During 2001

------------------------------------------------------------------------------------------------------------------------------------
                           Securities                                                  Market Value of Securities
                        Under Options%      of Total Options Granted   Exercise or     Underlying Options on the
                           Granted             to Employees of the      Base Price          Date of Grant
Name                          (#)              Corporation in 2001     ($/Security)         ($/Security)            Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
J. Bruce Flatt                55,000/(a)/               n/a                25.00                  25.00           February 5, 2011
                             250,000                   44.5                22.70                  22.70           February 9, 2011
Jack L. Cockwell              70,000                   12.5                22.70                  22.70           February 9, 2011
Robert J. Harding             60,000                   10.7                22.70                  22.70           February 9, 2011
Brian D. Lawson              100,000/(b)/               n/a                13.00                  13.00           February 8, 2011
Edward C. Kress               30,000                    5.3                22.70                  22.70           February 9, 2011
------------------------------------------------------------------------------------------------------------------------------------

Notes:

(a) Represents options granted to Mr. Flatt in 2001 to purchase common shares of Brookfield Properties Corporation.

(b) Represents options granted to Mr. Lawson in 2001 to purchase common shares of Trilon Financial Corporation.

The following table sets forth options exercised during the fiscal year ended December 31, 2001 and the number and value of the unexercised options as at that date for the Named Executive Officers:

Aggregate Options Exercised During The Most Recently Completed Financial Year And Financial Year-End Option Values

-------------------------------------------------------------------------------------------------------------------------
                                                                                              Value of Unexercised
                                                              Unexercised Options              In-the-money Options
                                                             at December 31, 2001             at December 31, 2001 (a)
                                                         ----------------------------------------------------------------
                        Securities
                        Acquired on    Aggregate Value
                         Exercise         Realized        Exercisable    Unexercisable     Exercisable     Unexercisable
Name                       (#)               ($)              (#)            (#)               ($)             ($)
-------------------------------------------------------------------------------------------------------------------------
J. Bruce Flatt
       - Options                -                 -             60,000        250,000         534,000        1,512,000
       - Warrants/(b)/          -                 -            307,188              -               -                -

Jack L. Cockwell
      - Options                 -                 -            110,000        175,000         946,265        1,550,750
      - Warrants/(b)/           -                 -            298,400              -               -                -

Robert J. Harding
      - Options                 -                 -             98,000        157,000         832,000        1,409,000
      - Warrants/(b)/           -                 -             99,900              -               -                -

Brian D. Lawson
      - Options                 -                 -             35,000              -         311,500                -
      - Warrants (b)            -                 -             99,900              -               -                -

Edward C. Kress                 -                 -            157,220         84,000         648,238          742,650
-------------------------------------------------------------------------------------------------------------------------

Notes:

(a) The "in-the-money" amount is the amount by which the market value of the Class A Limited Voting Shares under option at the date shown exceeded the exercise price of the options. The closing price of the Corporation's Class A Limited Voting Shares on The Toronbo Stock Exchange on December 31, 2001 was $28.75.

(b) Class A share warrants purchased for value by executives during 1998 and expiring in 2008.

Management Deferred Share Unit Plan

Deferred share units may be granted each year at the discretion of the Corporation's board to senior executives in lieu of all or part of their annual cash bonus awards as described above under "Report on Executive Compensation - Long-Term Share Ownership". The following table sets forth the deferred share units issued to and owned by Named Executive Officers for the year ended December 31, 2001. The deferred share units allocated for 2001 were issued on February 13, 2002.

Aggregate Deferred Share Units

------------------------------------------------------------------------------------------------------------------
                                              Units Allocated           Units Owned in             Value of Units
                                            for the Year Ended      Deferred Share Unit Plan           as of
                                            December 31, 2001       as of February 28, 2002      December 31, 2001
                                     -----------------------------------------------------------------------------
Name                                       (#)            ($)                 (#)                      ($)
------------------------------------------------------------------------------------------------------------------
J. Bruce Flatt                           8,700          250,000             8,700                     250,125
Jack L. Cockwell                         8,700          250,000            33,563                     964,936
Robert J. Harding                        8,700          250,000            33,563                     964,936
Edward C. Kress                          4,200          120,000            16,485                     473,944
------------------------------------------------------------------------------------------------------------------

Pension and Retirement Benefits

The Corporation has a registered defined benefit pension plan which provides its employees, upon reaching their normal retirement age of 65 years, with a lifetime pension and a reduced survivor pension. Employees may, at their option, opt out of the Corporation's registered defined benefit plan. The pension benefit is subject to the Revenue Canada maximum of $1,722.22 per year of credited service. Messrs. Cockwell and Kress participate in the defined benefit pension plan for the Corporation's employees.

In addition, the Corporation has approved arrangements for the payment of post-retirement supplementary compensation to designated executives. The following table shows the total annual retirement benefits payable under such retirement arrangements to participants at the specified remuneration levels and years of service categories, assuming retirement at age 65. The amounts include Canadian government pension entitlements and benefits received if the participant is a member under the Corporation's registered defined benefit plan as applicable.

Annual Retirement Benefits

----------------------------------------------------------------------------------------------------------------------
Annual Remuneration/(a)/                                 Retirement Benefits by Years of Service ($)/(b)/
                            ------------------------------------------------------------------------------------------
          ($)                     15 yrs.            20 yrs.            25 yrs.            30 yrs.           35 yrs.
----------------------------------------------------------------------------------------------------------------------
175,000                          45,937              61,250             76,562             91,875           107,187
200,000                          52,500              70,000             87,500            105,000           122,500
225,000 & over/(c)/              59,062              78,750             98,437            118,125           137,812
----------------------------------------------------------------------------------------------------------------------

Notes:

(a) Remuneration for the purposes of such retirement benefits includes annual base salary only, calculated on the basis of the average of the best 60 months' earnings prior to retirement.

(b) Amounts shown in the above table are payable for life, with 50% thereof payable to a participant's surviving spouse. The above table shows the total annual amounts payable under the Canada Pension Plan and both the defined benefit and supplementary arrangements based on a formula of 1.75% of the average of the best 60 months' earnings prior to retirement multiplied by the years of credited service. These amounts vest at age 55.

(c) To limit the Corporation's retirement benefit liability, a remuneration level of $225,000 has been established as the maximum average remuneration eligible for calculation of retirement benefits together with a limit of 35 years of service. This maximum level will be reviewed periodically in both general application and application to specific individuals. Based on the $225,000 maximum average remuneration level as at December 31, 2001, the estimated annual total retirement benefits payable upon retirement at normal retirement age for each affected Named Executive Officer are as follows: Mr. Cockwell - $102,375, Mr. Harding - $137,812 and Mr. Kress - $137,812. For purposes of computing such retirement benefits, credited service as of January 1, 2002 was 22 years for Mr. Cockwell, 18 years for Mr. Harding and 27 years for Mr. Kress.


Performance Graph

The following shows the cumulative total shareholder return (assuming reinvestment of dividends) over the last five fiscal years, in comparison with the cumulative total return of the TSE 300 Index:

             Five-Year Cumulative Total Return on $100 Investment
                       Assuming Dividends Are Reinvested
                     December 31, 1996 - December 31, 2001

                                    [GRAPH]




---------------------------------------------------------------------------------------------------------------
                                                                 December 31
                              ---------------------------------------------------------------------------------
                                     1996          1997           1998          1999        2000        2001
---------------------------------------------------------------------------------------------------------------
Brascan Corporation                 100.0         131.49         112.24        105.77      128.04      174.08
---------------------------------------------------------------------------------------------------------------
TSE 300 Index                       100.0         114.98         113.16        149.04      160.08      139.96
---------------------------------------------------------------------------------------------------------------

OTHER INFORMATION

Indebtedness of Directors, Executive Officers and Senior Officers Under Securities Purchase Programs

As at February 28, 2002, aggregate indebtedness (other than "routine indebtedness" under applicable Canadian securities laws) to the Corporation or its subsidiaries of all officers, directors and employees and former officers, directors and employees of the Corporation and its subsidiaries, excluding public company subsidiaries, made in connection with the purchase of securities of the Corporation or any of its associated companies was approximately $15.3 million. The largest aggregate amount of debt outstanding during the year ended December 31, 2001 was $18.5 million. This indebtedness represents loans made by the Corporation (or its predecessors) to certain of its directors and officers in connection with the purchase of Class A Limited Voting Shares pursuant to the MSPP and loans to executives pursuant to the Corporation's Executive Share Ownership Plan ("ESOP"), described as follows.

Under the ESOP, loans were made to executive officers of the Corporation to enable them to continue to own shares designated by the board of directors, excluding shares pledged under the MSPP (the "Designated Shares"). Each loan is evidenced by a promissory note of the executive officer and the Designated Shares are pledged as collateral security for the payment of the note. The loans bear interest, payable on a quarterly basis, at a rate equal to the prime rate of a Canadian chartered bank.

The following table sets forth the names of the directors and officers of the Corporation to whom loans have been made in respect of the MSPP and the ESOP, together with the largest amount outstanding during the fiscal year ended December 31, 2001 and the amount outstanding as at February 28, 2002:

---------------------------------------------------------------------------------------------------------------------------------
                                                             Largest Amount                Amount
                                                              Outstanding                Outstanding        Financially Assisted
                                                            During Year Ended              as at            Securities Purchased
                                                            December 31, 2001/(a)/  February 28, 2002/(a)/   During Year Ended
Name                       Issuer Company                          ($)                       ($)              December 31, 2001
---------------------------------------------------------------------------------------------------------------------------------
J. Bruce Flatt               Brookfield                           3,500,000                3,500,000                  -
Jack L. Cockwell               Brascan                            3,500,000                3,500,000                  -
Robert J. Harding              Brascan                            3,419,865                3,419,865                  -
J. Trevor Eyton                Brascan                            2,713,696                        -                  -
Edward C. Kress                Brascan                            2,259,570                1,488,737                  -
Harry A. Goldgut               Brascan                            1,642,406                1,642,406                 (b)
Richard Legault                Brascan                            1,364,306                1,364,306                 (c)
Craig J. Laurie                Brascan                              500,012                  500,012                 (d)
Robert A. Dunford              Brascan                              276,000                  276,000                  -
Brian D. Lawson                Trilon                             3,500,000                3,500,000                 (e)
John C. Tremayne            Brascan/Trilon                        1,952,297                1,952,297                 (f)
----------------------------------------------------------------------------------------------------------------------------------

Note:

(a) The security for indebtedness referred to above are Class A Limited Voting Shares, publicly traded securities of associated companies or securities of EdperPartners or BNN Investments Ltd. (see "Principal Holders of Voting Shares").

(b) 3,125 BNN Investments Ltd. common shares; and 52,654 Brascan Corporation Class A Limited Voting Shares.

(c) 10,000 common shares, 10,000 preferred shares and $30,000 debentures of EdperPartners Ltd.; and 52,654 Brascan Corporation Class A Limited Voting Shares.

(d)  21,062 Brascan Corporation Class A Limited Voting Shares.

(e)  70,715 BNN Investments Ltd. common shares.

(f) 25,000 BNN Investments Ltd. common shares; and 42,123 Brascan Corporation Class A Limited Voting Shares.


Directors' and Officers' Liability Insurance

The Corporation maintains directors and officers insurance with an annual policy limit of $50,000,000 subject to a corporate deductible of $500,000 per loss. Under this insurance coverage, the Corporation and certain of its associated companies (collectively, the "Organization") is reimbursed for indemnity payments made to directors or officers as required or permitted by law or under provisions of its by-laws as indemnity for losses, including legal costs arising from acts, errors or omissions committed by directors and officers during the course of their duties as such. This insurance also provides coverage to individual directors and officers without any deductible if they are not indemnified by the Organization. The insurance coverage for directors and officers has certain exclusions including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or to have resulted in personal profit or advantage. The cost of such insurance is borne by the Organization and is approximately $60,000 annually.


Interest of Management and Others in Material Transactions

During the fiscal year ended December 31, 2001, no director, senior officer or associate of a director or senior officer or, to the knowledge of the directors or senior officers of the Corporation after having made reasonable inquiry, any person or company who beneficially owns, directly or indirectly, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation outstanding at the date hereof, or any associate or affiliate thereof, had any material interest, direct or indirect, in any material transaction of the Corporation nor do any such persons have a material interest, direct or indirect, in any proposed material transaction of the Corporation.


Principal Accounting Firm Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively "Deloitte & Touche") are the principal accountants of the Corporation and the following of its reporting issuer subsidiaries: Brascade Resources Inc, Brookfield Properties Corporation, BPO Properties Ltd., Trilon Financial Corporation, Great Lakes Power Inc. and Brascan Brazil Ltd. Deloitte & Touche and its predecessors have served as auditors of the Corporation since 1981.

From time to time, Deloitte & Touche also provides consulting and other non-audit services to the Corporation and these subsidiaries. The Audit Committee of the Corporation's board of directors has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche's independence and has concluded that it is.

Aggregate fees billed to the Corporation and its subsidiaries for the fiscal year ended December 31, 2001 by Deloitte & Touche, including expenses and applicable sales taxes, amounted to approximately $4.3 million.

The following table sets forth further information on the fees billed by Deloitte & Touche to the Corporation and its subsidiaries for the fiscal year ended December 31, 2001:

----------------------------------------------------------------------------------------------------------------------------
                                                 Fees Billed by Deloitte & Touche for Fiscal Year Ended December 31, 2001
                                      --------------------------------------------------------------------------------------
$ millions                                  Brascan                  Subsidiaries of Brascan              Total
----------------------------------------------------------------------------------------------------------------------------
Audit fees                                  $ 0.4                          $ 1.6                          $ 2.0
Audit-related services                        0.4                            1.3                            1.7
Financial information systems design
 and implementation fees                      Nil                            Nil                            Nil
All other fees                                Nil                            0.6                            0.6
----------------------------------------------------------------------------------------------------------------------------
Total                                       $ 0.8                          $ 3.5                          $ 4.3
----------------------------------------------------------------------------------------------------------------------------

Audit-related services include services provided by Deloitte & Touche that are directly related to its role as auditor of the Corporation and its subsidiaries, and consist principally of due diligence procedures conducted in connection with public offerings of securities, audits of special purpose financial statements and tax compliance reviews. The Corporation's policies prohibit the use of its external auditors for financial information system design and implementation assignments. Deloitte & Touche has recently announced its intent to separate its consulting business, Deloitte Consulting, from the firm.


Appointment of Auditors

In addition to requiring majority approval by the holders of Class A and Class B Limited Voting Shares present or represented at the meeting by proxy voting together, the appointment of auditors must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares who vote in respect of the resolution and by a majority of the votes cast by holders of Class B Limited Voting Shares who vote in respect of the resolution.

Unless the shareholder has specified in the enclosed form of proxy that the shares represented by such proxy are to be withheld from voting in the appointment of auditors, on any ballot that may be called for in the appointment of auditors, the management representatives designated in the enclosed form of proxy intend to vote such shares in favour of reappointing Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation to hold office until the next annual meeting of shareholders, and authorizing the directors to fix the remuneration to be paid to the auditors.


Statement of Corporate Governance Practices

Corporate governance relates to the activities of the board of directors who are elected by and are accountable to the shareholders, and takes into account the role of management who are appointed by the board of directors and who are charged with the ongoing management of the Corporation.

The board of directors of Brascan encourages sound corporate governance practices designed to promote the well being and ongoing development of the Corporation, having always as its ultimate objective the best long-term interests of the Corporation and the enhancement of value for all shareholders. The board also believes that sound corporate governance benefits the Corporation's employees and the communities in which the Corporation operates. Through its board representatives, the Corporation encourages its operating affiliates to also adopt corporate governance policies appropriate for their particular circumstances.

The board is of the view that the Corporation's corporate governance policies and practices, outlined below, are comprehensive and consistent with the guidelines for improved corporate governance in Canada adopted by The Toronto Stock Exchange (the "TSE Guidelines").

Board of Directors

Mandate of the Board

Brascan's board of directors oversees the management of the Corporation's affairs directly and through its committees. In doing so, the board acts at all times with a view to the best interests of the Corporation and its shareholders. In fulfilling its mandate, the board among other matters is responsible for reviewing the Corporation's overall business strategies and its annual business plan; reviewing the principal risks of the Corporation's business to ensure that appropriate systems are in place to manage these risks; reviewing major strategic initiatives to ensure that the Corporation's proposed actions accord with shareholder objectives; appointing the Chief Executive Officer and other members of senior management and reviewing succession planning; assessing management's performance against approved business plans and industry standards; reviewing and approving the reports issued to shareholders, including annual and interim financial statements; ensuring the effective operation of the board of directors; and safeguarding shareholders' equity interests through the optimum utilization of the Corporation's capital resources, including setting an appropriate dividend policy.

Meetings of the Board

The board of directors of Brascan meets at least once in each quarter, with additional meetings held when appropriate. The board also meets annually to review and approve the Corporation's business plan and long-term strategy. In 2001, there were four regular meetings, one strategy meeting and three special meetings to review specific strategic initiatives. Four regular meetings and one strategy meeting are scheduled for 2002. Meeting frequency and agenda items may change depending on the opportunities or risks faced by the Corporation.


Composition and Size of the Board and Representation of Shareholder Interests

The board of directors is comprised of independent directors, individuals nominated by the Corporation's principal shareholder and directors drawn from senior management. The board believes that this combination leads to a constructive exchange of views in board deliberations resulting in objective, well-balanced and informed discussion and decision making.

The Corporation has two classes of equity shares outstanding: Class A and Class B Limited Voting Shares. The holders of the Class A Limited Voting Shares are entitled to elect one-half of the board of directors and the holders of the Class B Limited Voting Shares are entitled to elect the other one-half of the board of directors. The Corporation has cumulative voting procedures which entitle shareholders to cumulate their votes in the election of directors.

The board of Brascan consists of 18 directors. The Corporation considers this to be an appropriate number given the diversity of its operations and the need for a variety of experiences and backgrounds to ensure an effective and efficient board.

The nine directors proposed for election by holders of Class A Limited Voting Shares are considered to be independent directors, in that they are free of any interest in or current or recent relationship with the Corporation's principal shareholder, EdperPartners, and its shareholders. These directors are C. Black,
J. Blanchard, J. Curtin, J. Foster, P. Lind, R. MacLaren, J. Mintz, S. Shulman and G. Taylor. The nine directors proposed for election by holders of Class B Limited Voting Shares have current or recent interests in or are related to Brascan or EdperPartners, and include the Chairman, the Co-Chairman and the President of the Corporation, who are also members of the Corporation's senior management.

The board considers that 11 of its 18 proposed directors, comprising a majority of the board, are unrelated directors within the meaning of the TSE Guidelines, that is, free from any interest, business or other relationships (other than interests and relationships arising from shareholdings) which could, or could reasonably be perceived to, materially interfere with a director's ability to act in the best interests of the Corporation and all its shareholders. In making this determination, the circumstances of each director have been examined in relation to a number of factors, including each director's current and past role in the management of the Corporation or its affiliates. The 11 proposed directors who are considered to be unrelated within the meaning of the TSE Guidelines are C. Black, J. Blanchard, J. Curtin, J. Foster, J. Gray, A. Lambert, P. Lind, R. MacLaren, J. Mintz, S. Shulman and G. Taylor.

Committees of the Board

The board of directors believes that board committees assist in the effective functioning of the Corporation's board of directors and that the composition of board committees should ensure that the views of unrelated and independent directors are effectively represented.

The board of directors of Brascan has three committees: the Audit Committee, the Governance and Nominating Committee and the Management Resources and Compensation Committee. Special committees may be formed from time to time as required to review particular matters or transactions. While the board of directors retains overall responsibility for corporate governance matters, the Audit Committee, the Management Resources and Compensation Committee and the Governance and Nominating Committee each have specific responsibilities for certain aspects of corporate governance as described as follows.

Audit Committee

The Audit Committee is responsible for monitoring the Corporation's systems and procedures for financial reporting, risk management and internal controls, reviewing all public disclosure documents and monitoring the performance of the Corporation's external auditors. The Audit Committee is also responsible for reviewing the Corporation's quarterly and annual financial statements and management's financial analysis and review of operations prior to their approval by the full board of directors and release to the public. The Audit Committee also meets periodically in private with the Corporation's external auditors to discuss and review specific issues as appropriate. The Audit Committee met four times in 2001.

The Audit Committee is currently composed of the following five directors, all of whom are unrelated and independent directors: J. Blanchard, J. Foster, J. Gray, P. Lind (Chairman) and S. Shulman.

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Governance and Nominating Committee

It is the responsibility of the Governance and Nominating Committee, in consultation with the Chairman, to periodically assess the size and composition of the board and its committees; to review the effectiveness of the board's operations and its relations with management; to assess the performance of the board and its directors; to review the Corporation's statement of corporate governance practices; and to review and recommend directors' compensation. The Governance and Nominating Committee is also responsible for reviewing the credentials of nominees for election or appointment to the board and for recommending candidates for board membership. The Governance and Nominating Committee met twice in 2001.

The Governance and Nominating Committee periodically reviews the performance of the board and its directors and the contribution of individual directors. Individual members of the board are also invited to raise questions and make suggestions regarding these matters for consideration by the Chairman of the Governance and Nominating Committee and by the Chairman of the Corporation.

The Governance and Nominating Committee is currently comprised of five directors, a majority of whom are unrelated and independent directors: J. Blanchard, J.T. Eyton (Chairman), L. Hamilton, A. Lambert and R. MacLaren.

Management Resources and Compensation Committee

The Management Resources and Compensation Committee is responsible for reviewing and reporting to the board on management resource planning, including succession planning and proposed senior management appointments; the job descriptions and annual objectives of its senior executives; the form of executive compensation in general; and the levels of compensation of senior executives. The committee also reviews the performance of senior management against written objectives and reports thereon to the board. The Management Resources and Compensation Committee met twice in 2001.

The Management Resources and Compensation Committee is currently comprised of the following five directors, all of whom are unrelated and independent directors: C. Black, J. Curtin, P. Lind, S. Shulman (Chairman) and G. Taylor.

Management

The primary responsibility of management is to safeguard the Corporation's assets and to create wealth for its shareholders. When management's performance is found to be inadequate, the directors have the responsibility to bring about change to enable the Corporation to perform satisfactorily. Brascan's governance principles are intended to encourage autonomy and effective decision making on the part of management while ensuring scrutiny by the Corporation's board of directors and its committees.

Management's Relationship to the Board

Brascan's senior management reports to and is accountable to the board of directors. Robert Harding, the Corporation's Chairman, Jack Cockwell, the Corporation's Co-Chairman, and Bruce Flatt, the President and Chief Executive Officer of the Corporation, are also members of the Corporation's board of directors. At its meetings, the Brascan board regularly engages in a private session with the Corporation's most senior officers without other members of senior management present. The board also meets independently of all senior management on a regular basis, under the leadership of an independent director, who during 2001 was Mr. Saul Shulman.

Management Accountability

The board of directors believes in the importance of developing business plans to ensure the compatibility of shareholder, board and management views on the Corporation's strategic direction and performance targets, and the effective utilization of shareholder capital. A special meeting of the Corporation's board is held each year to review the strategic initiatives and annual business plan submitted by senior management. The board's approval of the annual business plan provides a mandate for senior management to conduct the affairs of the Corporation within the terms of the plan, knowing it has the necessary board support. Material deviations from the plan are reported to and considered by the board.

Board Information

The information provided by management to directors is considered to be critical to their effectiveness. In addition to the reports presented to the board at its regular and special meetings, the board is also kept informed on a timely basis by management of corporate developments and key decisions taken by management in pursuing the Corporation's strategic plan and the attainment of its objectives. The directors periodically assess the quality, completeness and timeliness of information provided by management to the board.

New directors are provided with comprehensive information about the Corporation and its affiliates. Directors have the opportunity to meet and participate in work sessions with senior management to obtain insight into the operations of the Corporation and its affiliates. Individual directors are also free to consult with members of senior management, whenever they so require, and to engage outside advisors with board authorization.

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Management Rewards

The Corporation's compensation policies are intended to provide a direct link between management rewards and the wealth created for shareholders, so that the largest portion of senior executives' rewards can be earned through share ownership. Accordingly, senior executives are encouraged to own shares of the Corporation directly and through EdperPartners. The Corporation is committed to conducting periodic reviews of its compensation practices to ensure that management is fairly rewarded over time based on performance.


Communication and Disclosure Policies

The Corporation endeavours to keep its shareholders informed of its progress through a comprehensive annual report, quarterly interim reports and periodic press releases. It also maintains a web site that provides summary information on the company and ready access to its published reports, press releases, statutory filings and supplementary information provided to analysts and investors. Directors and management meet with the Corporation's shareholders at the Annual Meeting and are available to respond to questions at that time.

The Corporation also maintains an investor relations program to respond to inquiries in a timely manner. Management meets on a regular basis with investment analysts and financial advisors to ensure that accurate information is available to investors, including quarterly conference calls and web casts to discuss the Corporation's financial results. The Corporation also endeavours to ensure that the media are kept informed of developments as they occur, and have an opportunity to meet and discuss these developments with the Corporation's Chairman.

The Corporation also has a Disclosure Policy which summarizes its policies and practices regarding disclosure of material information to investors, analysts and the media. The purpose of this policy is to ensure that the Corporation's communications with the investment community are timely, consistent and in compliance with all applicable securities legislation.


Availability of Disclosure Documents

The Corporation will provide any person or company, upon request to the Secretary of the Corporation, with a copy of this Circular and:

(i) the most recent annual information form of the Corporation, together with a copy of any document or the pertinent pages of any document incorporated therein by reference;

(ii) the comparative financial statements of the Corporation for the fiscal year ended December 31, 2001, together with the report of the auditors thereon;

(iii) the most recent annual report of the Corporation, which includes management's discussion and analysis of financial condition and results of operations; and

(iv) the interim financial statements of the Corporation for the periods subsequent to the end of its fiscal year.


Other Business

The Corporation knows of no other matter to come before the meeting other than the matters referred to in the accompanying Notice of Meeting.


Directors' Approval

The contents and sending of this Circular have been approved by the directors of the Corporation.

                                                           /s/ Alan V. Dean

                                                                    Alan V. Dean
Toronto, Canada                                            Senior Vice-President
February 28, 2002                                                  and Secretary

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